Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q4 2008 Optical Cable Earnings Conference Call

Event Date/Time: Jan 30, 2009 / 10:00AM ET

Operator

Good morning. My name is Christy and I will be your conference operator today. At this time I would like to welcome everyone to Optical Cable Corporation’s fourth quarter and fiscal 2008 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions)

Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Christy. Good morning and thank you, everyone, for joining us this morning for Optical Cable Corporation’s fourth quarter and fiscal year 2008 conference call. By this time, everyone should have a copy of the earnings press release that was issued last night. If you don’t have a copy, it’s available on the Company’s website, occfiber.com.

On the call today is Neil Wilkin, Chairman, President and Chief Executive Officer of Optical Cable Corporation.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that have risk and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward-looking statement” section of yesterday’s press release. These cautionary statements apply to the contents of the webcast on occfiber.com as well as today’s call.

Now I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. Joining me at OCC’s offices in Roanoke today is Tracy Smith, our Senior Vice President and Chief Financial officer. I would like to begin the call today with a few opening remarks. I will then have Tracy review the fourth quarter and full year results for the 3-month and 12-month periods ended October 31, 2008, in more detail. After Tracy’s remarks, I will make some closing comments and then we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we will also answer questions, if any, from individual investors that were submitted prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today.

2008 was a great year for OCC! Optical Cable recorded significant increases in net sales, gross profits, and net income during fiscal 2008 as a result of successful efforts to grow organically and through the acquisition of SMP Data Communications on May 30, 2008. Our acquisition of SMP Data Communications was a strategic milestone for Optical Cable and the acquisition has been warmly received by our customers and the market place.

Net sales for fiscal year 2008 increased 34.1% to a record $61 million this year. Net sales of fiber optic cables showed particular strength—increasing 16.4% to $53 million as compared to $45.5 million in the prior year. During fiscal 2008, we increased sales in our commercial and specialty markets and both within and outside the United States.

Our strength in the marketplace was also reflected in increased gross profits and net income for the year, when compared to the prior year. Gross profits increased 40.7% to $24.2 million for fiscal year 2008 and net income increased 76.6% to $0.36 per share, compared to $0.21 per share in fiscal 2007. Our fourth quarter fiscal year 2008 marks the sixth consecutive quarter of increases in both our net sales and gross profit when compared to the same period in the prior year.

During the fourth quarter of fiscal 2008, net sales increased 37.5% to $18.4 million. And exclusive of the impact of the acquisition, our net sales increased 2.5% to $13.7 million.

Gross profits also increased during the fourth quarter 27% to $6.9 million. However, the fourth quarter of fiscal year 2008 was challenging from a profitability standpoint, partly as a result of higher than anticipated post-acquisition integration costs, which are included in SG&A expenses. We are currently working to address this challenge and overcome these growing pains.

While we have increased gross profits during fiscal year 2008 and during the fourth quarter, shareholders will notice that our gross profit margins (or our gross profit as a percentage of net sales) will be lower after the acquisition of SMP Data Communications than would otherwise have been the case for our fiber optic cable business alone. As discussed on prior earnings calls, this reflects the fact that SMP has historically had gross profit margin percentages lower than those of OCC.

Exclusive of the acquisition of SMP, OCC’s gross profit margin increased in the fourth quarter to 43.4% and was 42.5% for fiscal year 2008. We believe these increases are a result of the past investments we have made in our operations, including the installation of our ERP system.

We are pleased with our financial performance during fiscal year 2008. Our achievements were made possible by the efforts of the Optical Cable Corporation’s employees and partners, as well as by appropriate strategic positioning in our markets and the past investments we have made to significantly upgrade Optical Cable’s capabilities.

And now I will turn the call over to Tracy Smith, our CFO, who will review some more specifics about the results for the quarter and the year.

Tracy Smith - Optical Cable Corporation - CFO

Thank you, Neil. Net sales increased 34.1% to $61 million for fiscal year 2008 compared to $45.5 million for fiscal year 2007. The acquisition of SMP Data Communications added $8 million to our consolidated net sales during fiscal year 2008.

For fiscal year 2008, net sales outside the U.S. increased 32.5% compared to fiscal year 2007, while net sales in the U.S. increased 10% compared to last year, in both cases exclusive of the net sales generated by the product lines of SMP Data Communications.

Net sales increased 37.5% to $18.4 million for the fourth quarter of fiscal year 2008 compared to $13.4 million for the same period last year. The acquisition of SMP Data Communications added $4.7 million to our consolidated net sales during the fourth quarter. Exclusive of the impact of the acquisition, net sales increased 2.5% to $13.7 million for the fourth quarter of fiscal year 2008.

Gross profit increased 40.7% to $24.2 million for fiscal year 2008 from $17.2 million for fiscal year 2007. Gross profit as a percentage of net sales (or gross profit margin) was 39.6% for fiscal year 2008, compared to 37.7% for fiscal year 2007.

Exclusive of the impact of the acquisition of SMP Data Communications, Optical Cable’s gross profit increased 31.2% to $22.5 million for fiscal year 2008 compared to $17.2 million for fiscal year 2007. Optical Cable’s gross profit margin increased to 42.5% for fiscal year 2008 compared to 37.7% for fiscal year 2007, exclusive of the impact of the acquisition.

Our gross profit increased 27% to $6.9 million in the fourth quarter of fiscal 2008, up from $5.4 million in the fourth quarter of fiscal year 2007. Gross profit margin decreased to 37.4% for the fourth quarter of fiscal year 2008 compared to 40.5% for the fourth quarter of fiscal year 2007.

Exclusive of the impact of the acquisition, gross profit increased 9.8% to $6 million for the fourth quarter of fiscal year 2008, compared to $5.4 million for the same period last year. Gross profit margin increased to 43.4% in the fourth quarter of fiscal year 2008 from 40.5% in the fourth quarter of fiscal year 2007, exclusive of the impact of the acquisition. By comparison, gross profit margin for each of the prior four quarters has ranged from 40.5% to 42.6%.

We believe the improvement in gross profit margin during fiscal year 2008 is due to higher sales volumes and enhanced manufacturing efficiency, including improvements resulting from the successful implementation of our ERP system in our Roanoke, Virginia, facility. The negative impact we experienced from the dilution of our consolidated gross profit margin by the sale of product lines of our new subsidiary did not outweigh the positive impact we experienced on the sale of our fiber optic cable products. Our gross profit margin percentages are heavily dependent upon project mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix. Additionally, gross profit margins tend to be higher when we achieve higher net sales levels, as certain fixed manufacturing costs are spread over higher sales volume.

Also impacting gross profits and gross profit margins during both the third and fourth quarters of fiscal 2008 was the impact of accounting rules that require the finished goods inventory purchased in the acquisition of SMP to be recorded at approximate net selling price, reducing the gross profits normally realized on the sale of such inventory. These inventory adjustments resulted in approximately $312,000 in additional cost of goods sold expense during the second half of fiscal year 2008.

SG&A expenses increased to $20.7 million in fiscal year 2008 from $15.3 million in fiscal year 2007. SG&A expenses as a percentage of net sales were 33.8% in fiscal year 2008 compared to 33.6% in fiscal year 2007. The increase was primarily due to the acquisition of SMP Data Communications. Excluding the impact of the acquisition of SMP Data Communications (but including various post-acquisition costs associated with integration of SMP Data Communications), the increase in SG&A expenses during fiscal year 2008 compared to last year was primarily due to increased compensation and commission costs, increased marketing and sales related expenditures and the post-acquisition costs associated with the integration of SMP, including various professional fees.

SG&A expenses for the fourth quarter of fiscal year 2008 increased to $6.8 million compared to $4.3 million for the comparable period last year. SG&A expenses as a percentage of net sales were 36.8% in the fourth quarter of fiscal year 2008, compared to 31.7% in the fourth quarter of fiscal year 2007.

The increase in SG&A expenses during the fourth quarter of fiscal year 2008, compared to the same period last year, was primarily due to increases in employee performance-based incentives related to our improved financial results during fiscal year 2008, increased marketing and sales related expenses due to increased marketing efforts in connection with our expanded product offering, and increased professional fees attributable to the integration of SMP Data Communications.

For fiscal year 2008, we reported net income of $2.2 million or $0.36 per basic and diluted share, compared to net income of $1.3 million or $0.21 per basic and diluted share for last year. For our fourth quarter fiscal year 2008, we reported a net loss of $10,000, or no earnings per basic and diluted share, compared to net income of $810,000, or $0.13 per basic and diluted share, for the same period last year.

In early October 2008, we borrowed $2.3 million against our capital acquisitions term loan as a precautionary measure to ensure adequate cash flow for us due to uncertain economic conditions relative to the stability of the financial institutions in the United States. As of October 31, 2008, we had outstanding loan balances under three of our credit facilities totaling $11 million and a total of $6 million in availability.

And with that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. In 2008, OCC celebrated its 25th anniversary. And since 1983 we have revolutionized an industry, designing and manufacturing some of the best fiber optic cable products in the world—including products for environments previously believed to be forbidding to fiber optic solutions.

Today, our products are at work worldwide in applications ranging from commercial, enterprise networks, datacenters, residential and campus installations, to customized products for specialty applications in harsh environments, including military, industrial, mining and broadcast applications. With products trusted to operate in the harshest environments in the world, we have maintained our position as the premier manufacturer of ground tactical fiber optic cable for the U.S. military.

For 25 years we have made the fiber optic cable products others were unwilling or unable to make—changing the way the world looks at fiber optic cable. We have also positioned Optical Cable as a leader in our markets, enabling vital communications for the users of our products, and positively contributing to the communities in which we operate.

The accomplishments of the last 25 years are a direct result of the efforts of our people. Their hard work and dedication have molded Optical Cable into the success it is today—and will shape Optical Cable’s continued success in the future.

In addition to marking an important milestone, 2008 also became a year of strategic transformation as we completed an acquisition perfectly aligned with our long-term strategy and vision.

SMP Data Communications is a leading developer and manufacturer of copper and fiber optic connectivity products with industry-leading performance primarily for use in the enterprise market, including a broad range of commercial and residential applications. And SMP Data Communications is internationally renowned for its role in establishing copper connectivity data communication standards, and offering innovative and patented technologies.

Our combined product offerings are exceptionally complementary, enabling us to go to market with a comprehensive and integrated suite of data communications cabling and connectivity products. Our fiber optic cable products are branded Optical Cable Corporation and our copper product lines are branded SMP Data Communications. We have integrated and/or are integrating the sales and marketing functions into a single team and we have also integrated or are integrating a number of other functions under a single management structure, including accounting, finance, information technology, and human resources.

With the acquisition of SMP Data Communications, Optical Cable Corporation is now a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. From fiber optic cable, copper and fiber optic connectors, and copper and fiber optic patch cords, to racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and cable and connectivity management accessories—we now provide our customers with the entire range of products they need—with the top-tier quality they expect from Optical Cable Corporation.

As we look forward to 2009, there is no doubt the year will be incredibly challenging. And, it is unlikely Optical Cable can escape the negative impact of the economic recession and market contraction the United States and the world is currently experiencing. We cannot control all aspects of our environment; however, we can control our actions, and the Optical Cable team will be working in fiscal year 2009 to leverage our strategic positioning and our expanded product lines to maximize sales and earnings in whatever external environment we find ourselves.

We begin fiscal year 2009 with a strong balance sheet and the liquidity we believe we need to navigate these difficult times. We have positioned Optical Cable for long-term success and I am confident we will emerge from this economic recession better and stronger.

And now we are happy to answer as many of your questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from Steven Schloss with E Room Securities.

Steven Schloss - E Room Securities - Analyst

Good morning. It has been almost a couple of years since I last participated on the call and my main question is still the same one I had back then. What is the point of being an independent public company with an $18 million market cap?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, both Tracy and I joined Optical Cable Corporation after it was already a public company, and I think that whether you are—so if you are asking what is the point of being a public company, when you are that size that is a legitimate question. But normally that question is asked before you become public. After you become public it’s more complex in taking the company private, and what I see my responsibility as being is to try to maximize the value for those existing shareholders who are already public shareholders when I came on board. So I understand your question, but I am not really sure that I can give you the answer because the only—because the effect of taking the Company essentially out is just to cash out the existing shareholders.

Steven Schloss - E Room Securities - Analyst

Actually, a little over a year ago during one of the calls an analyst and you discussed the valuation of the Company’s stock. And at that time you basically expressed the opinion that if the Company operated well it would be rewarded in the market with a better valuation. Do you still feel that way?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I do. I think everyone is being hurt right now with the current economic situation. Our PE ratio is much lower than it should be. I don’t think that the market is fully recognizing the opportunity that Optical Cable Corporation has for growth, given some of the investments we have made including the acquisition of SMP Data Communications.

We have positioned ourselves as one of the top-tier players in the enterprise market space, and for those folks that are familiar with the industry they would recognize that. I think that there are opportunities now, as we have in the past, to continue to improve our earnings. And within the last 12 months, actually within the last six months, we were trading at about $7 a share.

I think that there is clear indications that the stock should be trading much higher than it is now. But in this current economic environment and because we are a microcap, we experience much more volatility and also much more unwillingness, I think, for folks to really value the Company on the longer-term basis.

Steven Schloss - E Room Securities - Analyst

Do you think the market will—so you believe the market will eventually reward you with an appropriate PE?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, I hope that that is the case and that, more accurately, I hope it will reward the shareholders with an appropriate PE. But whether you take the Company private or whether you leave it public, you are not really rewarding the shareholders one way or another if the valuation isn’t appropriate.

Steven Schloss - E Room Securities - Analyst

Well, it’s at least one way to exit the stock which isn’t available right now.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

The other way to exit the stock is to sell it.

Steven Schloss - E Room Securities - Analyst

Yes.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I mean for those folks that really wanted to be out of the stock they could have sold it back when it was at $7. They could have sold it back when it was $6 or $5. And so it’s kind of a strange question in my view to ask how do I—if I look over the course of the last 12 months or hopefully even the next 12 months, if someone is interested in the Company not being public or they are not interested in holding shares, they should sell the shares. There is a market for them and that is what being public is about.

Ultimately, the Company may—could consider becoming a private company. I think it is a legitimate question from that standpoint, but from a shareholder’s perspective the bottom line is how do they get the money that they believe that they can get out of the stock and within the last 12 months, even though—I guess we had had an offer some time ago to buy the Company and take the Company essentially out of the public market and the stock within the last 12 months and within the last six months has traded above that number.

So it’s really up to the shareholders to decide whether this is the sort of company they want to hold. I have put a lot of my own personal money in, a lot of our board members have, and a lot of the management team has and the reason is because we believe that what we are building here is going to be a long-term economic success for the shareholders and that is what we are working towards and we have consistently worked towards that.

Operator

(Operator Instructions) At this time there are no further questions.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, this is Andrew. There was a question submitted in advance by an individual shareholder, a Mr. Jim leNobel. He asked if you could provide some clarification around the results in the fourth quarter, especially in light of the significant increases in sales and gross margins.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. I think we have already talked a little bit about it and of course we have filed our annual report. One of the things you may notice is that we are having our earnings call after our annual report has been filed. That is a little bit unusual. Part of the reason for that is in the acquisition of SMP there has been some integration costs that we hadn’t initially anticipated.

We have been utilizing some consultants, accountants, and others to assist in that transition and working through those growing pains, and so that is really one of the major things that is impacting us. We also saw increases in our SG&A expenses because of increased sales during the year resulted in increased commission expenses, and because of the results for the entire year where we have had record sales as well as a significant increase, 76% increase, over last year’s net income that that has resulted in additional cost from a compensation standpoint.

Additionally, and we talk about this in our MD&A in the filed annual report, this year was the first year where we had to complete our evaluation and assessment of Sarbanes-Oxley internal controls under Section 404(a). And that was an additional expense that we had this year that normally we wouldn’t have had.

Operator

We do have a question from Greg Laetsch with Smith Barney.

Greg Laetsch - Smith Barney - Analyst

Hi, Neil.

I have followed your company for a long time and appreciate all of the efforts you guys are doing. Question on going forward, obviously you had integration issues with your acquisition, but in going forward are you planning in terms of cost cuts, given the economic environment and the backdrop, and obviously without giving insider information, what action are you taking to “prepare for the worst and hope for the best?” Thanks.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Greg. Appreciate your question. We are right in the midst of taking a look at some of those issues. To this point and through the fourth quarter, we did not see a significant impact from the downturn in the economy. Our industry sometimes tends to be a lagging indicator of what is happening in the economy.

I also think that OCC has a better position than some of our competitors because of the fact that we sell into so many varied markets including a number of niche markets, some of which aren’t being as adversely affected as others in the current economic climate. At this point we have no plans to make any cuts. However, as we progress through 2009 we have to leave all of our options on the table to make sure that Optical Cable navigates through what is going to be a difficult year for everyone in an appropriate way.

So at this point we don’t have any specific cuts planned. I can’t rule out that we wouldn’t consider those in the future, but we are working diligently from the sales team out to those folks on the manufacturing floor to continue to operate as efficiently as possible to make sure that is not necessary. And we saw that in the fourth quarter.

The SG&A expense increase was to a large extent unexpected because of some of these integration issues. But over time as we work through those, those shouldn’t continue. But at the same time, I don’t believe we are going to be immune from the impact on our top line during 2009 that other folks are already experiencing, and we will take whatever action we need to navigate through that.

In the end, I think that we will come through whatever recessionary impact we see at OCC stronger and the reason is because we have demonstrated our ability to do that in the past. We have come through positions where we have had debt that needs to be paid off or other operational changes that need to be made. And in the past when the tech bubble hit back in 2001 and 2002 we were able to make the hard choices necessary in order to make sure that we got back on track, really never losing money on an annual basis since fiscal year 2001, despite the fact that the whole industry went through a huge contraction back in 2001 and 2002. So we are very proud of that ability that our team has demonstrated and believe and hope we will be able to demonstrate that in the current economic situation as well.

Greg Laetsch - Smith Barney - Analyst

Thanks. As a follow-up, the military business, does that tend to soften up at all during recessions or do you forecast that that stays fairly stable?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

It’s hard to predict. We have talked on prior earnings calls about how our business is so much month-to-month it’s difficult for us to make a lot of predictions. Obviously we do, but they are difficult to make accurately just because of the nature of our business.

On the military side, we have seen situations where military spending spikes up of course with some of the actions that are occurring in the Middle East. But then in other years while that action was continuing, we would see our military orders cut in half and then the following year spike back up, and so it very much depends on what the specific communication needs are in the military market from time to time.

I expect that it will soften somewhat but at this point we haven’t figured out exactly how much that will be. Military sales are probably about 20% of our business on the fiber optic cable side and a much less—much lower percent of our total business when you look at OCC as a whole.

Greg Laetsch - Smith Barney - Analyst

Thanks.

Operator

At this time there are no further questions. Are there any closing remarks?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

That is all I have here other than to just thank everyone for being on the call and your interest in Optical Cable and I look forward to talking to you next quarter.

Operator

Thank you. This does conclude today’s conference call. You may now disconnect.